Exhibit 10(b)
EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is between ALABAMA POWER COMPANY with its principal place of business located in Birmingham, Alabama (the “Company”) and GREGORY J. BARKER (“Employee”) made and entered into as of the date of the latest signature below.
RECITALS
WHEREAS, Company desires to loan Employee to the Economic Development Partnership of Alabama (“EDPA”) to serve as the President of the EDPA under the following conditions set forth below;
NOW THEREFORE, in consideration of the foregoing, and in further consideration of the mutual covenants and agreements set forth below, the parties, each intending to be legally bound, covenant and agree as follows:
1.    Employment. The Company has employed Employee, and the Company hereby continues to employ Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement.
2.    Term. The “Term” of employment and this Agreement shall be from the effective date of this Agreement and shall continue until December 31, 2023 or the date Employee’s employment is terminated pursuant to paragraph 5 below, whichever is sooner (the “Termination Date”). As of the Termination Date, Employee will no longer be employed by the Company in any capacity and will be not entitled to any further compensation as an employee of the Company; however, nothing in this Agreement affects Employee’s vested interests in any benefit plans offered by the Company in which Employee has participated.
3.    Duties and Responsibilities While Loaned to EDPA.
(a)    Title and Authority. Beginning on June 8, 2020, Employee will be the President of the EDPA, subject to the election by the EDPA Board of Directors. After June 8, 2020, Employee will not have authority to act for or on behalf of the Company in any capacity other than as provided in paragraph (b) below.
(b)    Duties. The Employee shall be loaned by the Company to perform services for the EDPA and shall perform duties and responsibilities that are customary to the President of the EDPA position, or as may be assigned to him from time to time by the Board of Directors of the EDPA. The Employee shall report to the Chairman, President and CEO of the Company and the EDPA Board of Directors. Employee will be subject to all policies and practices of the Company and the EDPA.
(c)    Potential Continuation of Service to EDPA following Term of Agreement. Following the Termination Date, EDPA and Employee may negotiate a continuation of his role as the President of EDPA on terms that are mutually acceptable by the EDPA and Employee. Any compensation to Employee following the Termination Date will be provided by EDPA.

4.    Compensation and Benefits. For the services rendered by Employee under and during the term of this Agreement, Employee shall continue to receive his current salary, incentive pay, benefits, and any merit increases provided to other employees in his same compensation level to the extent consistent with applicable law and terms of applicable plans; provided, however, that the incentive pay may be adjusted (positively or negatively) based upon Employee’s performance as President of EDPA. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Subject to availability, Employee will be allowed to continue to use, on the same basis as Employee has used in the past, the Company’s corporate memberships in clubs and associations in further of his duties of EDPA and EDPA will bear all associated expenses with such usage.
5.    Termination. This Agreement and Employee’s employment may be terminated prior to December 31, 2023 in one of the following ways:
(a)    Termination by the Company for Cause. The Company, by the Chairman, President and CEO, shall be entitled to terminate the Agreement and to terminate the employment of the Employee, which will also terminate Employee’s position as President of the EDPA, for Cause effective upon the giving of written notice after the Company has knowledge of the event constituting Cause. The term “Cause” shall be limited to the following grounds:
(i)    The Employee’s engagement in conduct amounting to fraud or dishonesty against the Company;
(ii)    The Employee’s refusal to follow the reasonable directions of the Chairman, President and CEO of the Company or the Board of Directors of the EDPA;
(iii)    The Employee’s failure to perform the essential functions of the Employee’s position;
(iv)    The Employee’s engagement in unethical conduct;
(v)    The Employee’s violation of the law in the course of the performance of the duties;
(vi)    The Employee’s conviction of a felony, or for any crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct; or
(vii)    The Employee’s violation of any Company or EDPA policy that would warrant immediate termination of employment.
(b)    Voluntary Termination by the Employee. The Employee may voluntarily terminate the Agreement and Employee’s employment by providing the Company written notice at least sixty (60) days before termination. The Company shall have the right at any time during such 60 day notice period, to relieve the Employee of his offices, duties, and responsibilities and to place him on a paid leave-of-absence status, provided that during such notice period the Employee shall remain a full-time employee of the Company and shall continue to receive his then current salary compensation and other benefits as provided in this Agreement.

(c)    Termination for Death or Disability. In the event of the Employee’s death, the Termination Date shall be the date of Employee’s death. In the event Employee shall be unable to perform an essential function of his duties hereunder by virtue of illness or physical or mental incapacity (from any cause or causes whatsoever, all causes being herein referred to as “Disability”) and Employee shall fail to perform such essential function of his duties for 180 contiguous days, the Company shall have the right to terminate Employee’s employment hereunder at the end of any calendar month during the continuance of such Disability upon written notice to him.
Any notice or communication specified above from Employee (or the Employee’s legal representative) to the Company must be made in writing and delivered to the Chairman, President and CEO of the Company. Any notice or communication specified above from the Company to the Employee must be delivered to the Employee in writing.
6.     Effect of Termination of Employment.
(a)    Termination of the Employee's employment by the Company for Cause, by the Employee voluntarily, by reason of Death or Disability. In the event of a termination pursuant to paragraph 5(a) (by the Company for Cause), 5(b) (by the Employee voluntarily), or 5(c) (by reason of death or Disability), the Employee (or in the case of his death or Disability, his estate or personal representative) shall be entitled to the following payments and benefits, subject to any appropriate offsets, as permitted by applicable law, for debts or money due to the Company or a Company Affiliate (collectively, "Offsets"):
(i)unpaid salary through, and any unpaid reimbursable expenses outstanding as of, the Termination Date;
(ii)all benefits, if any, that had accrued to the Employee through the Termination Date under the plans and programs described in paragraph 4 above, or any other applicable plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs; and
(iii)such rights as Employee may have under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").
(b)    Termination by the Company without Cause. In the event of a termination of Employee without Cause, the Employee, upon execution of a valid separation agreement, shall be entitled to the following payments and benefits, subject to any Offsets:
(i) Employee’s base salary through December 31, 2023 payable at the Employee’s applicable salary compensation through a lump sum payment paid no later than March 15 of the year following the termination without Cause;
(ii)Any unpaid reimbursable expenses outstanding as of the Termination Date;
(iii)All benefits, if any, that had accrued to the Employee through the Termination Date under the plans and programs described in paragraph 4, or any other applicable benefit plans and programs in which he participated as an employee of the Company, in the manner and in accordance with the terms of such plans and programs and applicable law.
Notwithstanding the foregoing, any payments to be made under this Section upon a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A of the Code. The parties agree that the terms and provisions of this Agreement will be construed and interpreted to the maximum extent permitted in order to be exempt from or to comply with Section 409A of the Code, and the regulations promulgated thereunder. Neither the Employee nor the Company may accelerate any deferred payment under the Agreement, except in compliance with Section 409A of the Code.
7.     Assignment. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
8.     Modification. This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment, or waiver of any rights shall be effective or binding, unless in writing and signed by the parties to this Agreement, and approved in writing by the Chairman, President and CEO of the Company.
9.     Notice. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mail, sent certified or registered mail, postage prepaid and return receipt requested, or (c) on the next business day, if sent by prepaid overnight courier service or electronic mail (if electronically confirmed), and in each case, addressed as follows:
If to the Employee:
Gregory J. Barker
5256 Lake Crest Circle
Birmingham, Alabama 35226

If to the Company:
Mark Crosswhite
Chairman, President and CEO
Alabama Power Company
600 18th Street North
Birmingham, Alabama 35203
Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.
10.     Applicable Law. This Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Alabama without regard to any conflicts or conflict of laws principles in the State of Alabama that would result in the application of the law of any other jurisdiction.
11.    Entire Agreement. This Agreement, constitutes the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the date hereof. Nothing contained in this Agreement shall affect any confidentiality agreements, intellectual property agreements, or non-solicitation/non-servicing agreements or any other type of restrictive covenant agreement that the Employee has entered into previously or subsequently enters into with the Company or its Affiliates. No oral understandings, oral statements, oral promises or oral inducements exist.
12.    Arbitration. Any claim or controversy between the parties to this Agreement which arises out of or relates to the Agreement, the business of the Company, Employee’s employment with Company, or any other relationship between Employee and Company, shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment upon an award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. In deciding any claim or controversy between the parties and rendering an award, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Alabama. Any arbitration proceedings shall be held in Birmingham, Alabama, or in such other place as may be selected by mutual agreement of the parties.
13.     Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date of the latest signature below.

/s/Gregory J. Barker		6/8/2020
Gregory J. Barker		Date

Alabama Power Company
By:	/s/Mark A.Crosswhite	6/8/2020
Its:	Chairman, President and CEO	Date